Exhibit 23.3

CONSENT OF BEHRE DOLBEAR & COMPANY (USA), INC.

We consent to the incorporation by reference in the Registration Statement on Form S-8, as may be amended from time to time, and related Re-Offer Prospectus of Uranium Resources, Inc. of our report, with respect to Company’s uranium mineralized material in New Mexico contained in the Annual Report on Form 10-K/A for the year ended December 31, 2007, and to the reference to our firm under the caption “Experts” in such Registration Statement and Prospectus.

BEHRE DOLBEAR & COMPANY (USA), INC.

Reinis N. Sipols, P.E.

President and CEO